Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

●	Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO
●	Tracy Smith Optical Cable Corporation - EVP & CFO
●	Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Participants:

●	Sergi Mascaro Eden Discovery Fund
●	Assaf Nathan Eden Discovery Fund

PRESENTATION

Operator

Good morning. My name is Madison and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's second quarter of fiscal year 2026 earnings conference call. (Operator Instructions)

Ms. Felix, you may begin your conference.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Good morning, and thank you for joining us for Optical Cable Corporation's second quarter of fiscal year 2026 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Executive Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Caroline, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2026 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Following a solid start to the year, we continued to build on OCC's strong growth and momentum in the second quarter, delivering year-over-year increases of 26.6% in net sales and 42.4% in gross profit. Our net sales increase was largely driven by strength in OCC's enterprise, data center and severe duty markets. And, contributing to the disproportionate increase in gross profit during the second quarter was OCC's manufacturing operating leverage.

As we enter the second half of fiscal year 2026, we continue to see growth opportunities in a wide-range of our targeted market sectors, including the multi-tenant data center and the enterprise data center market sectors.

At the end of the second quarter, our sales order backlog and forward load increased to $13.3 million when compared to $10.4 million as of January 31, 2026, an increase of more than 27%, and when compared to $7.3 million in sales order backlog and forward load as of October 31, 2025, we saw an increase of more than 82%.

We are confident in the OCC team's ability to capitalize on our momentum and on our continuing opportunities for growth. I'm thankful and truly grateful for the OCC team's continued dedication and tenacity in providing OCC's customers and end-users with the quality products and service they have come to expect from OCC. We remain focused, as always, on the disciplined execution of our strategy and delivering value to our shareholders.

And with that, I will turn the call over to Tracy, who will review in additional detail our second quarter of fiscal year 2026 financial results.

Tracy Smith Optical Cable Corporation - EVP & CFO

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2026 increased 26.6% to $22.2 million, compared to $17.5 million for the same period last year, and increased 35.2% compared to net sales of $16.4 million during the first quarter of fiscal year 2026. Consolidated net sales for the first half of fiscal 2026 were $38.6 million, an increase of 16.1% compared to net sales of $33.3 million for the same period last year.

During the second quarter and first half of fiscal 2026, we saw an increase in net sales in both our enterprise and specialty markets, compared to the same periods last year. We have noted continued general market improvements, both domestically and internationally, with strength specifically in our enterprise, data center and severe duty markets.

As Neil mentioned, our sales order backlog and forward load increased to $13.3 million at the end of the second quarter of fiscal 2026, compared to $10.4 million as of January 31, 2026, and $7.3 million as of October 31, 2025.

Turning to gross profit. Our gross profit increased 42.4% to $7.6 million in the second quarter of fiscal 2026, compared to $5.3 million in the second quarter of fiscal 2025, and sequentially increased 41.4% compared to $5.4 million in the first quarter of fiscal year 2026. Gross profit margin, or gross profit as a percentage of net sales, increased to 34.2% in the second quarter of fiscal 2026, compared to 30.4% in the prior year period.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Gross profit increased 30.1% to $13 million in the first half of fiscal 2026, compared to $10 million in the first half of fiscal 2025. Gross profit margin increased to 33.5% in the first half of fiscal 2026, compared to 29.9% for the same period last year.

Gross profit margin for the second quarter and first half of fiscal 2026 was positively impacted by higher volumes and the resulting positive impact of our strong manufacturing operating leverage. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses increased to $6.3 million, or 9.2%, in the second quarter of fiscal year 2026, compared to $5.7 million for the same period last year. SG&A expenses as a percentage of net sales decreased to 28.2% in the second quarter of fiscal 2026, compared to 32.7% in the second quarter of fiscal 2025, the impact of our strong SG&A operating leverage.

SG&A expenses increased to $11.8 million, or 5.6%, in the first half of fiscal year 2026, compared to $11.2 million for the same period last year. SG&A expenses as a percentage of net sales were 30.6% in the first half of fiscal 2026, compared to 33.6% in the prior year period.

The increase in SG&A expenses was primarily due to increases in shipping costs and employee and contracted sales personnel-related costs which include compensation costs and sales incentives.

OCC recorded net income of $1.1 million, or $0.12 per share, for the second quarter of fiscal 2026, compared to a net loss of $698,000, or $0.09 per share, for the second quarter of fiscal 2025.

OCC recorded net income of $657,000, or $0.07 per share, for the first half of fiscal 2026, compared to a net loss of $1.8 million, or $0.23 per share, for the first half of fiscal 2025.

And with that, I'll turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. We received a number of questions in advance of the call today that we believe would be of interest to most participants, so we're going to go through those questions first and then we will address any remaining live questions from analysts and institutional investors.

Caroline, if you could please begin reading the questions that were provided in advance of the call at this time, and Tracy and I will answer them.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

QUESTIONS AND ANSWERS

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Sure. Thanks, Neil. Our first question today is, with the huge Tier 1 data center demand cycle happening, can you please talk about how Tier 2 is being affected demand-wise in general?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. We continue to believe the growth in the Tier 1 hyperscale data centers positively impacts growth opportunities that we are seeing in the multi-tenant data center market sector, often referred as Tier 2 data centers, as well as growth opportunities we are seeing in the enterprise data center market sector. So far, we've been seeing significant opportunities in both the multi-tenant data center and enterprise data centers, which is the portion of the data center sector market that is a particular focus for OCC.

As we have previously mentioned, it is noteworthy that the sales cycle tends to be longer for certain projects in the data center market space when compared to the sales cycle of certain of OCC's other targeted market sectors. However, sales into these data center markets have positively impacted OCC's revenue in the second quarter, and we believe that our revenue will continue to be positively impacted during the second half of fiscal 2026.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, can you explain how OCC expects to be impacted by the booming military expenditure by the current administration?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

The impact of overall military spending on our sales growth can be difficult to predict. Announced increases in U.S. military spending may or may not include increased spending for OCC's products. Also, we can see significant increases in military sales even when there are not active conflicts, when military product demand is driven by the need to replenish supplies outside of active conflicts. Additionally, our military sales include sales to allies which can result in increased sales. During the past fiscal year, we saw increases in our sales in the military market sector.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Can you explain how the backlog and data center demand has been evolving into Q3?

Tracy Smith Optical Cable Corporation - EVP & CFO

As was noted in this morning's press release, at the end of the second quarter of fiscal year 2026, the Company's sales order backlog and forward load increased to $13.3 million when compared to $10.4 million as of January 31, 2026, an increase of more than 27%, and when compared to $7.3 million as of October 31, 2025, an increase of more than 82%. At the end of May our backlog and forward load continued to be strong.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. The next question is, fiber and copper pricing has been increasing significantly. Is this positive or negative for OCC gross margins?

Tracy Smith Optical Cable Corporation - EVP & CFO

Well, as you would expect, as materials prices that are used in our products increase, there can be a negative impact on our gross margins. However, during the second quarter, we saw our gross profit margins increase to 34.2%. Generally, we are able to prospectively mitigate the impact of increasing raw material costs by adjusting our selling prices and, of course, we use many different types of raw materials in the manufacture of our products, so the mix of products manufactured and sold can also impact gross margins.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. Is there an opportunity to profit from hyperscaler growth in the data center given the inference build-outs?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

As we have mentioned before, our product solution offerings for the data center market are best suited for multi-tenant data centers and enterprise data centers. However, we continue to believe the growth in Tier 1 hyperscale data centers can positively impact these other markets, multi-tenant data center and enterprise data center markets.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, can you try and give a sense of what revenue can be at full capacity? Is full capacity realistic in this demand cycle?

Tracy Smith Optical Cable Corporation - EVP & CFO

Changes in product mix of products being sold and manufactured impacts our capacity at any point in time. Additionally, staffing, raw material availability and other factors impact our capacity as well. So we're not providing a revenue level for full capacity.

However, we can say that at our current manufacturing and staffing levels, we believe we still have room to support additional revenue growth, and we are seeing opportunities to do so. Additionally, we are evaluating increasing manufacturing staff and adding certain machine capacity in anticipation of future long-term growth.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. The next question is, can you comment on the proportion of growth being driven on new versus existing customers?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are currently seeing growth among our existing customers and new customers. Additionally, it's worth noting that most of our sales are made through distributor channels, so we do not always have a clear picture of the customer purchasing our products through distribution or the end-users of our products.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Is there an opportunity for OCC to increase service revenue?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

If by service revenues, the person posing the question is referring to installation or other similar services, that's not part of our business strategy.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Got it. Thanks, Neil. The next question is, does OCC sell products for the grid? Do you expect to benefit from grid increased CapEx and investments?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

OCC does manufacture products suitable for certain applications in the power grid. As power grid capital expenditures increase, we would expect to benefit. However, to be clear, OCC does not sell power cables for use in the power grid.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, can you explain if you foresee any capacity issues and if you are investing in increasing the capacity available?

Tracy Smith Optical Cable Corporation - EVP & CFO

We regularly consider the need for investment in machinery and equipment and/or human resources to expand our capacity in general and also for specific opportunities. We are seeing some opportunities to increase our capacity currently.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. Are you seeing any new or emerging risks, including project delays?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are not seeing any unusual risk with respect to demand for our products at this time. There are individual projects that are delayed from time to time, but that's not unusual in our markets. We are seeing some industry-wide delays as a result of high product demand and certain optical fiber shortages.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, in the past, you have commented on improvements in OCC end markets. Have those improvements continued this quarter?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

As we said last quarter, we continue to see growth opportunities in many of our targeted market sectors including, in particular, the data center market. Our improved top line in the second quarter is a result of those growth opportunities, not only in the data center market, but broadly across most of our markets. Additionally, it's worth noting that our product offerings, customers and targeted market sectors in which we sell our products are quite diverse, and OCC benefits from this diversification.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, can you comment on lead times and supply issues or constraints?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. Currently, the industry is experiencing optical fiber shortages due to excessive product demand for data centers as well as certain other product applications. As a result, we are seeing increased lead times throughout the industry. OCC is successfully managing these industry dynamics as we have demonstrated during the second quarter. We do not believe these industry factors will prevent us from continuing to grow revenue, including during the second half of fiscal year 2026.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The last question is, is there anything about the timing or timeline of orders that can help us understand why bookings have so far been increasing the backlog instead of being converted into sales?

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Tracy Smith Optical Cable Corporation - EVP & CFO

OCC currently is seeing an increase in both our net sales and in our sales order backlog and forward load which we believe is consistent with expectations during periods of increased product demand.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy and Neil. We have no other questions that were provided in advance of the call today at this time.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Thank you, Caroline. And now if any analysts or institutional investors have any remaining questions, we are happy to answer them. We ask that you limit yourself to one question and one follow-up please.

Madison, if you could please indicate the instructions for our participants to call in any questions they have, I would appreciate it. Additionally, if you please limit people to one question and/or one follow-up question, we would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Operator

(Operator Instructions) And we will take our first question from Sergi Mascaro with Eden Discovery.

Sergi Mascaro Eden Discovery Fund

Hey guys, thanks for taking questions and congrats on a very, very strong quarter that we have been waiting for, for a long time. We have two questions. The first one is that we are wondering if the deal that Corning and Meta closed a few months ago and today also with Amazon is an opportunity for OCC to provide fewer customization, engineering or additional services?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

No. Typically, we don't provide those sorts of services outside of OCC if you're talking about services. I mean Corning has a number of deals including one with NVIDIA, but that's not necessarily impacting OCC, but we're not seeing any limit on our ability to grow in the markets that we're targeting, particularly in data centers.

Sergi Mascaro Eden Discovery Fund

Okay. That's helpful. The second question is, if you're having or expect to have any issues ramping up the capacity that you have available, for example, with labor availability or labor cost or any other issues?

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Whenever you're ramping up capacity, you can have challenges. We are not experiencing challenges in that regard at the moment and don't anticipate it at this time. As we've disclosed in our Form 10-Ks and 10-Qs, we have what we believe is some excess capacity, of course the ability to utilize that excess capacity depends on product mix. We're also looking, as Tracy mentioned earlier, at evaluating our capacity and making some increases by adding personnel as appropriate as well as some equipment.

Operator

And we'll move next to Assaf Nathan with Eden Discovery.

Assaf Nathan Eden Discovery Fund

Hello guys, thank you again for taking the call and congratulations on a very strong quarter. I wanted to ask regarding the partnership you have with Lightera Furukawa. I was wondering if they are helping you obtain raw material like fibers and how do you view the partnership in light of the current business environment?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are very pleased with our partnership with Lightera. We think that OCC and Lightera complement each other, and we are excited about the opportunities it provides for both companies. OCC has worked with Lightera which is a supplier of optical fiber as well as other suppliers for, really, decades. And at the moment, we've been fortunate that we have not been having any significant problems with fiber supply or other raw materials. There are some exceptions to that statement that have impacted certain customers, unfortunately. But as a general rule, we are not having that issue.

Assaf Nathan Eden Discovery Fund

Thank you.

Operator

Thank you. At this time this concludes our question-and-answer session. I will now turn the meeting back to Neil Wilkin for any additional or closing remarks.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Madison. I would like to thank everyone for listening to our second quarter of fiscal year 2026 conference call today. As always, we appreciate your time and your investment in Optical Cable Corporation. Thank you.

Transcript: OCC –Q2 2026 Earnings Conference Call – 6/08/26 11:00 AM EST	Exhibit 99.2

Operator

This concludes today's meeting. We appreciate your time and participation. You may now disconnect. Thank you.